Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALARM.COM HOLDINGS, INC.

Alarm.com Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Corporation”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is Alarm.com Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 27, 2009.

2. The Corporation filed an Amended and Restated Certificate of Incorporation on March 3, 2009, which has not been amended prior to the date hereof.

3. The Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates, supersedes and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation, has been duly adopted by the Corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the DGCL, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: July 11, 2012	Alarm.com Holdings, Inc.

	By:	/s/ Stephen Trundle
	Name:	Stephen Trundle
	Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALARM.COM HOLDINGS, INC.

Article 1 NAME

The name of this corporation is Alarm.com Holdings, Inc. (the “Corporation”).

Article 2 REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

Article 3 PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4 CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixteen Million Nine Hundred Ninety-One Thousand Ninety (16,991,090). Ten Million (10,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) (“Common Stock”) and Six Million Nine Hundred Ninety-One Thousand Ninety (6,991,090) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001) (“Preferred Stock”), of which Three Million Five Hundred Eleven Thousand Seven Hundred and Twenty-Five (3,511,725) shares shall be designated “Series A Preferred Stock,” One Million Eight Hundred Nine Thousand Six Hundred and Eighty-Five (1,809,685) shares shall be designated “Series B Preferred Stock,” and One Million Six Hundred Sixty-Nine Thousand Six Hundred and Eighty (1,669,680) shares shall be designated “Series B-1 Preferred Stock.”

4.2. Designations and Powers

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock (the “Common Holders”) are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2. Voting. The Common Holders are entitled to one vote for each share of Common Stock (“Common Share”) held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, Common Holders, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. PREFERRED STOCK

The Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are entitled to the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part B of Section 4.2 of this Article 4 refer to sections of Part B of Section 4.2 of this Article 4.

1. Dividends.

(a) Subject to Section 1(b), any dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate pursuant to Section 4 (collectively, “Dividends”); provided that any Dividends shall be when, as and if declared by the Board of Directors and the Board of Directors is under no obligation to declare Dividends. Payment of declared Dividends shall be made to the extent assets are legally available therefor and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.

(b) Subject to the following sentence, in the event that any Dividends are paid pursuant to Section 1(a), each holder of Series B Preferred Stock and each holder of Series B-1 Preferred Stock (collectively, the “Series B Holders”) will also be paid (on a pari passu basis with, and at the same time, in the same form and in the same manner as, such Dividends) additional dividends or distributions, as applicable, with respect to each share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, in an amount equal to the applicable Dividends paid to such Series B Holder on each such share of Series B Preferred Stock or Series B-1 Preferred Stock as applicable pursuant to Section 1(a) (the “Additional Series B Dividends”) such that each share of Series B Preferred Stock and Series B-1 Preferred Stock shall have received an amount equal to two times the applicable Dividend, The Additional Series B Dividends shall only be payable until such time as the Series B Holders have been paid Additional Series B Dividends pursuant to this Section 1(b) in an aggregate amount for each outstanding share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, equal to two-fifths (0.4) of the Original Issue Price for such share of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable (such aggregate amount, the “Series B Dividend Preference”); provided that notwithstanding payment of the full Series B Dividend Preference, the Series B Holders shall continue to be entitled to receive Dividends in accordance with Section 1(a). “Original Issue Price” shall mean (i) in the case of the Series B Preferred Stock, $75.44 per share, (ii) in the case of the Series B-1 Preferred Stock, $75.44 per share, and (iii) in the case of the Series A Preferred Stock, ten dollars ($10.00) per share, each subject to appropriate adjustment in the event of any stock Dividend, stock split, combination or other similar recapitalization with respect to such series of Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (any such event, a “Liquidation”), the Series B Holders shall, subject to the last two sentences of this Section 2(a), be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock (“Series A Holders”) or Common Holders by reason of their ownership thereof, an amount per share equal to the Liquidation Preference (as hereinafter defined) for each share of Series B Preferred Stock or Series B-1 Preferred Stock held by them, as the case may be. Subject to and following payment in full of the amounts payable to Series B Holders above, the holders of shares of Series A Preferred Stock then outstanding shall be entitled, subject to the last two sentences of this Section 2(a), to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the Common Holders by reason of their ownership thereof, an amount per share equal to the Liquidation Preference for each share of Series A Preferred Stock held by them. “Liquidation Preference” shall mean, (1) in the case of a share of Series B Preferred Stock or Series B-1 Preferred Stock, a per share amount equal to (i) one and two-fifths (1.4) times the Original Issue Price for such share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, plus (ii) all declared and unpaid Dividends on each such share, less (iii) any portion of the Series B Dividend Preference previously paid (or any portion of the Series B Dividend Preference which constitutes part of any declared and unpaid Dividend at such time to the extent such Dividend is actually paid with respect to such share of Series B Preferred Stock or Series

B-1 Preferred Stock as part of the Liquidation) on such share, and (2) in the case of a share of Series A Preferred Stock, a per share amount equal to (i) the Original Issue Price, plus (ii) an amount for each outstanding share of Series A Preferred Stock (such amount, the “Series A Additional Preference”) equal to eight percent (8.00%) per annum of the Original Issue Price of the Series A Preferred Stock plus compounded Series A Additional Preference thereon, with such Series A Additional Preference accruing on a daily basis from and including the date of issuance of such share of the Series A Preferred Stock (each such date, whether before or after the date of this Certificate of Incorporation, a “Series A Issuance Date”) to and including the date on which the Liquidation Preference of each such share of Series A Preferred Stock is paid to the holder thereof in connection with a Liquidation, and with such Series A Additional Preference compounding on each quarterly anniversary of the applicable Series A Issuance Date, plus (iii) all declared but unpaid Dividends on each such share if upon any such Liquidation the remaining assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among each series of Preferred Stock as follows: (i) first, to the Series B Holders with equal priority and pro rata among the Series B Holders at the time outstanding based upon the aggregate Liquidation Preference on Series B Preferred Stock and Series B-1 Preferred Stock then outstanding, until the full Liquidation Preference owed to all such holders has been paid, and (ii) second, to the extent funds remain available for distribution, to the Series A Holders with equal priority and pro rata among the Series A Holders at the time outstanding based upon the aggregate Liquidation Preference on Series A Preferred Stock then outstanding, until the full Liquidation Preference owed to all Series A Holders has been paid. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation, each such holder of shares of a series of Preferred Stock shall be entitled to receive an amount equal to the amount that such holder would have received had such holder converted such holder’s shares of such series of Preferred Stock into Common Shares pursuant to Section 4(a) immediately prior to the Liquidation if, after giving effect to all such hypothetical conversions pursuant to this sentence, such holder would have received, in the aggregate, an amount greater than the amount that would be distributed to such holder pursuant to this Section 2(a) if such hypothetical conversion had not occurred. If, in accordance with the preceding sentence, any such holder of Preferred Stock shall become entitled to receive an amount equal to the amount that such holder would have received had such holder converted such holder’s shares of such series of Preferred Stock into Common Shares pursuant to Section 4(a) immediately prior to the Liquidation, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock pursuant to the first two sentences of this Section 2(a).

(b) Payments to Common Holders. In the event of any Liquidation, after the payment of the full amounts required by subsection (a) of this Section 2, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the Common Holders, pro rata based on the number of Common Shares held by each such holder.

(c) Deemed Liquidation Events.

(i) The following events (each, a “Deemed Liquidation Event”) shall be deemed to be a Liquidation of the Corporation for purposes of this Section 2:

(A) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party, in each case in which the stockholders of record of the Corporation as constituted immediately prior to such transaction will immediately after such transaction (by virtue of securities issued in such transaction) fail to hold at least 50% of the equity value or voting power of the resulting or surviving corporation or entity or ultimate parent of such resulting or surviving corporation or entity following such transaction in substantially the same proportions as immediately prior to such transaction;

(B) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a direct or indirect wholly owned subsidiary of the Corporation;

(C) the grant by the Corporation or any subsidiary of an exclusive license of all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole; or

(D) any other transaction or a series of related transactions in which more than fifty percent (50%) of the equity value or voting power of the Corporation or its subsidiary, Alarm.com Incorporated, is transferred or issued to a person or group of affiliated persons.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Section 2(c)(i)(A) above unless the agreement or plan of merger or consolidation or other applicable definitive document provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2(c), Sections 2(a) and 2(b) above. The treatment of any particular transaction or series of related transactions as a Deemed Liquidation Event may be waived by the vote or written consent of both the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class) (the “Series B Majority Holders”) and the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class) (the “Series A Majority Holders”).

(iii) In the event of a Deemed Liquidation Event pursuant to Section 2(c)(i)(A), (B), (C) or (D) above, if the Corporation does not effect a dissolution of the Corporation under the DGCL within sixty (60) days after such Deemed Liquidation Event, then to the extent shares of Preferred Stock are then outstanding (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) unless the Board of Directors determines otherwise and the (i) Series A Majority Holders and (ii) Series B Majority Holders, in each case, request otherwise in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation and its subsidiaries for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”) to redeem, to the extent such Available Proceeds are legally available therefor, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share determined pursuant to Section 2(a) above as if a dissolution of the Corporation had occurred. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock and Series B-1 Preferred Stock, on a pari passu basis in proportion to the number of Common Shares that would be held by each such holder if all shares of such Preferred Stock were converted into Common Stock at the then effective conversion rate on the applicable record date for such distribution, to the fullest extent of such Available Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares of Series B Preferred Stock and Series B-1 Preferred Stock on such basis as soon as practicable after the Corporation has funds legally available therefor. Subject to and following payment in full of the amounts payable to Series B Holders above, the Corporation shall then redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such remaining Available Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the remaining Available Proceeds were sufficient to redeem all such shares and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be its fair market value as reasonably determined in good faith by the Board of Directors; provided, however, that any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, including without limitation the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event; and

(3) If there is no active public market, the value shall he the fair market value thereof, as reasonably determined in good faith by the Board of Directors (including without limitation at least one (1) Series B Director and one (1) Series A Director).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors (including without limitation at least one (I) Series B Director and one (1) Series A Director).

(v) In the event of a Deemed Liquidation Event pursuant to Section 2(e)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or agreements governing such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Voting.

(a) General Voting Rights. Except as otherwise provided in Section 3(b), on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole Common Shares into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of incorporation, holders of Preferred Stock shall vote together with the Common Holders as a single class.

(b) Special Voting Rights. In addition to the voting rights set forth in Section 3(a), the Corporation shall not, either directly or indirectly, take or permit any of its direct or indirect subsidiaries to take, including by amendment of this Certificate of Incorporation, merger, consolidation or otherwise, any of the following actions without the prior consent of the Series A Majority Holders and the Series B Majority Holders, voting as separate classes: (i) amend, alter, modify, repeal, eliminate, nullify, waive or change, directly or indirectly, including, without limitation, pursuant to any amendment, waiver or other change (whether by merger, consolidation or otherwise), any rights, powers, preferences or privileges of the Series A Preferred Stock or Series B Preferred Stock or the Series A Holders or the Series B Holders under this Certificate of Incorporation, respectively; (ii) authorize, create or issue any class or series of capital stock or other equity security (including by reclassification of any existing security) that is senior to or on parity with the Series A Preferred Stock or Series B Preferred Stock, respectively, including in each case securities convertible into or exchangeable for equity securities and any equity securities issued in connection with debt securities; (iii) pay any dividend or other distribution on any equity securities or redeem, repurchase or otherwise acquire any equity securities of the Corporation; provided, however, that this restriction shall not apply to (1) the repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at the lower of cost or fair market value upon the termination of employment or service, provided that such repurchase has been approved by the Board of Directors (including at least one (1) Series B Director and one (1) Series A Director) or (2) the repurchase of up to an aggregate of 1,537,942 Common Shares and shares of Series A Preferred Stock and Series B-1 Preferred Stock pursuant to a tender offer commenced by the Corporation as contemplated by that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2012, among the Corporation and the investors party thereto; (iv) effect (1) any reclassification, reorganization or recapitalization of the outstanding capital stock of the Corporation, including, without limitation, any stock split or stock combination, or (2) other than a merger, consolidation or similar transaction that is a Deemed Liquidation Event, any merger, consolidation or similar transaction in which any shares of Series A Preferred Stock or Series B Preferred Stock, respectively, are exchanged or cancelled in return for cash, property or securities; (v) increase or decrease the authorized number of shares of capital stock of the Corporation, other than by redemption or conversion of Preferred Stock; (vi) change the number or method of election, nomination or appointment of members of the Board of Directors of the Corporation; (vii) incur or guarantee, without duplication, indebtedness for borrowed money or long term capital obligations at any time outstanding in excess, in the aggregate, of $10,000,000; or (viii) enter into any agreement, contract, lease, license, instrument or commitment (whether oral or written) with any of the Corporation’s officers or directors (other than any compensation or benefit arrangement) or holders of 5% of the outstanding shares of the Corporation, or any of their affiliates, members of their immediate families, spouses or children, or with an entity in which any such individual or entity has, directly or indirectly, any material interest.

4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof (the “Electing Stockholder” and such option, the “Conversion Option”), at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Common Shares (i) at, in connection with, or following an IPO (as defined below), with respect to a share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, as is determined by dividing the Original Issue Price of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, by the IPO Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such conversion rate is referred to herein as the “IPO Conversion Rate”) and (ii) with respect to a share of Series A Preferred Stock, or (to the extent that clause (i) is not applicable) with respect to a share of Series B Preferred Stock or Series B-1 Preferred Stock, as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined) in effect at the time of conversion. Such conversion shall be effective as of the close of business on the date of receipt by the Corporation of a conversion election notice (a “Conversion Notice”) from the Electing Stockholders (the “Voluntary Conversion Date”) (unless the Conversion Notice describes the occurrence of an event upon which the exercise of the Conversion Option is contingent, in which case, the Voluntary Conversion Date shall be the date of such event). The Common Shares issuable upon conversion of the Preferred Stock covered by the Conversion Notice shall be deemed to be outstanding of record as of the Voluntary Conversion Date. That number of shares of Preferred Stock elected to be converted by the Electing Stockholders shall be referred to as the “Conversion Number.” The “Conversion Price” shall initially mean (i) in the case of the Series B Preferred Stock, $75.44 per share, (ii) in the case of the Series B-1 Preferred Stock, $75.44 per share, and (iii) in the case of the Series A Preferred Stock, ten dollars ($10.00) per share. Such initial Conversion Price (or 1PO Conversion Price, if applicable), and the rate at which shares of Preferred Stock may be converted into Common Shares, shall be subject to adjustment as provided below.

(b) Fractional Shares. No fractional Common Shares shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Common Share as reasonably determined in good faith by the Board of Directors (including without limitation at least one (1) Series B Director and one (1) Series A Director). Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of Common Shares issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Each Electing Stockholder shall surrender his, her or its certificate or certificates for the shares of Preferred Stock covered by the Conversion Notice (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation. On the Voluntary Conversion Date, all shares of Preferred Stock covered by the Conversion Notice shall be deemed to have been converted into Common Shares, which shall he deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a Common Holder), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Voluntary Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall, as applicable, cause to be issued and delivered to such holder, (i) a certificate or certificates for the number of Common Shares issuable on such conversion in accordance with the provisions hereof, (ii) a certificate or certificates for the number of shares of Preferred Stock not otherwise converted but represented by the certificates surrendered to the Corporation, and (iii) cash in lieu of any fraction of a Common Share otherwise issuable upon such conversion.

(d) The Shares of Preferred Stock which are surrendered for conversion in accordance with the provisions hereof shall, from and after the Voluntary Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock shall be deemed converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of shares of Preferred Stock designated as Series A Preferred Stock, Series B Preferred Stock or Series B-1 Preferred Stock, accordingly.

(i) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized Common Shares as shall from time to time he sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation. Before taking any action which would cause an adjustment reducing any Conversion Price (or IPO Conversion Price, if applicable) below the then par value of the Common Shares issuable upon conversion of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Price (or IPO Conversion Price, if applicable).

(ii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate as of the Voluntary Conversion Date, except only the right of the holders thereof to receive Common Shares in exchange therefor.

(iii) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of shares of Preferred Stock pursuant to this Section 4 or Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all Common Shares issued (or, pursuant to Section 4(e)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following (“Exempted Securities”):

I. Common Shares, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

II. Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on Common Shares that is covered by Sections 4(f), (g), (h) and (i);

III. Common Shares or Options issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement entered into in the ordinary course of the Corporation’s business and approved by the Board of Directors;

IV. Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

V. Common Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price (or IPO Conversion Price, if applicable) shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Section 4(e)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Conversion Price (or IPO Conversion Price, if applicable) in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the Series A Majority Holders, with respect to the Conversion Price for the Series A Preferred Stock, or the Series B Majority Holders, with respect to the Conversion Price (or IPO Conversion Price, if applicable) for the Series B Preferred Stock, in each case, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that, in any such case in which there is deemed to be Additional Shares of Common Stock issued, no further adjustment in any Conversion Price (or IPO Conversion Price, if applicable) shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Conversion Price (or IPO Conversion Price, if applicable) pursuant to the terms of Section 4(e)(iv) below, are revised either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price (or IPO Conversion Price, if applicable) computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price (or IPO Conversion Price, if applicable) as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (B) shall have the effect of increasing any Conversion Price (or IPO Conversion Price, if applicable) to an amount which exceeds the lower of (i) such Conversion Price (or IPO Conversion Price, if applicable) on the original adjustment date, or (ii) such Conversion Price (or IPO Conversion Price, if applicable) that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to any Conversion Price (or IPO Conversion Price, if applicable) pursuant to the terms of Section 4(e)(iv) (either because the consideration per share (determined pursuant to Section 4(e)(iv)) of the Additional Shares of Common Stock subject thereto was equal to or greater than any Conversion Price (or IPO Conversion Price, if applicable) then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(e)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Conversion Price (or IPO Conversion Price, if applicable) pursuant to the terms of Section 4(e)(iv), such Conversion Price (or IPO Conversion Price, if applicable) shall be readjusted to such Conversion Price (or IPO Conversion Price, if applicable) as would have obtained had such Option or Convertible Security never been issued.

(E) If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to any Conversion Price (or IPO Conversion Price, if applicable) provided for in this Section 4(e)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Section 4(e)(iii)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to any Conversion Price (or IPO Conversion Price, if applicable) that would result under the terms of this Section 4(e)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price (or IPO Conversion Price, if applicable) that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii)), without consideration or for a consideration per share less than any Conversion Price (or IPO Conversion Price, if applicable) in effect immediately prior to such issue, then such Conversion Price (or IPO Conversion Price, if applicable) shall be reduced, concurrently with such issue, to a price determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

CP2 shall mean the new Conversion Price (or IPO Conversion Price, if applicable) in effect immediately after such issue of Additional Shares of Common Stock;

CP1 shall mean the Conversion Price (or IPO Conversion Price, if applicable) in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Shares of Common Stock;

“B” shall mean the number of Common Shares that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

I. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

II. insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors (including without limitation at least one (1) Series B Director and one (1) Series A Director); provided that any such property consisting of securities shall be valued in accordance with Subsection 2(c)(iv); and

III. in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as reasonably determined in good faith by the Board of Directors (including without limitation at least one (1) Series B Director and one (1) Series A Director).

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(e)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

I. the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

II. the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any Conversion Price (or IPO Conversion Price, if applicable) pursuant to the terms of Section 4(e)(iv) above, then, upon the final such issuance, such Conversion Price (or IPO Conversion Price, if applicable) shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any subsequent issuances within such period).

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock any Conversion Price (or IPO Conversion Price, if applicable) in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of the Preferred Stock shall be increased proportionately. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding Common Shares any Conversion Price (or IPO Conversion Price,

if applicable) in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of the Preferred Stock shall be decreased proportionately. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of Common Holders entitled to receive, a dividend or other distribution payable on the Common Stock in additional Common Shares, then and in each such event any Conversion Price (or IPO Conversion Price, if applicable) in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price (or IPO Conversion Price, if applicable) then in effect by a fraction:

(1) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price (or IPO Conversion Price, if applicable) shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price (or IPO Conversion Price, if applicable) shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive (i) a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of Common Shares as is equal to the number of additional Common Shares being issued with respect to each Common Share in such dividend or distribution.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of Common Holders entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of each series of Preferred Stock shall receive, simultaneously with the distribution to the Common Holders, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property, if any, as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(i) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any outstanding series of Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4(f), (g) or (h)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of such series of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price or IPO Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price (or IPO Conversion Price, if applicable) pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) each Conversion Price (or IPO Conversion Price, if applicable) then in effect, and (ii) the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

(k) Notice of Record Date. In the event the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of:

(i) entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other right; or

(ii) any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) any Liquidation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Liquidation or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Preferred Stock) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Liquidation or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

(l) IPO Conversion Price. The IPO Conversion Price applicable to the Series B Preferred Stock and Series B-1 Preferred Stock shall be established in the event the Corporation offers stock to the public in its initial underwritten public offering pursuant to the Securities Act (an “IPO”). If a proposed IPO is offered at a price (as reflected on the cover of the final prospectus filed with the Securities and Exchange Commission in connection with the IPO as the price being offered to the public) per Common Share (the “IPO Price”) that would result in (i) the product of (A) the IPO Price multiplied by (B) the number of Common Shares issuable upon conversion of one (1) share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, at the rate of conversion then in effect (and assuming no application of this Section 4(l)) (such product, the “Converted IPO Price”) being less than the Liquidation Preference for the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, then (ii) immediately prior to the consummation of the IPO (and in any event prior to any mandatory or voluntary conversion of Series B Preferred Stock or Series B-1 Preferred Stock in connection with such IPO pursuant to this Section 4 or Section 5), the “IPO Conversion Price” applicable to the Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, shall equal the product of (A) the Conversion Price then in effect with respect to a share of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, multiplied by (B) a fraction equal to the Converted IPO Price divided by the Liquidation Preference for the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, at such time. Notwithstanding the foregoing, in the event that the Converted IPO Price is equal to or greater than the Liquidation Preference for the Series B Preferred Stock or the Series B-1 Preferred Stock, as applicable, at such time, the IPO Conversion Price applicable to such series shall be established to equal the Conversion Price then in effect for such series. After the establishment of the IPO Conversion Price, the IPO Conversion Price shall be subject to additional adjustment pursuant to this Section 4. For avoidance of doubt, the Series A Preferred Stock is not entitled to any adjustment of its conversion rate in connection with an IPO pursuant to this Section 4(l).

(m) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price (or IPO Conversion Price, if applicable) of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the vote or written consent of the holders of at least a majority of the then outstanding shares of such series of Preferred Stock (voting as a separate class). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Mandatory Conversion.

(a) Subject to Section 5(b), upon the closing of the sale of Common Shares to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of not less than seventy-five million dollars ($75,000,000) after deducting underwriter’s commissions and expenses (a “Qualified IPO”), (A) all outstanding shares of Preferred Stock shall automatically be converted into Common Shares, at the then effective conversion rate or IPO Conversion Rate (as determined pursuant to Section 4 above), as applicable, and (B) such shares may not be reissued by the Corporation as shares of such series; provided further, that upon the affirmative consent or vote of the (A) Series A Majority Holders or (B) Series B Majority Holders, as applicable then, in each such case, (1) all outstanding shares of such applicable series of Preferred Stock shall automatically be converted into Common Shares, at the then effective conversion rate or IPO Conversion Rate (as determined pursuant to Section 4 above) , as applicable, and (2) such shares may not be reissued by the Corporation as shares of such series (such date of conversion pursuant to this Section 5(a), a “Mandatory Conversion Date”).

(b) All holders of record of shares of Preferred Stock shall be given written notice of a Mandatory Conversion Date and the place designated for mandatory conversion of such shares of Preferred Stock pursuant to this Section 5, as applicable. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock for which mandatory conversion had been triggered pursuant to this Section 5 shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of Common Shares to which such holder is entitled pursuant to this Section 5. On a Mandatory Conversion Date, all outstanding shares of Preferred Stock for which mandatory conversion had been triggered pursuant to this Section 5 shall be deemed to have been converted into Common Shares, which shall be deemed to be outstanding of record, and all rights with respect to such Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a Common Holder), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after a Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, a certificate or certificates for the number of full Common Shares issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 4(b) in lieu of any fraction of a Common Share otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after a Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Series B-1 Preferred Stock accordingly.

6. Waiver. Any of the rights, powers or preferences of the Series A Holders set forth herein may be waived or defeased by the affirmative consent or vote of the Series A Majority Holders. Any of the rights, powers or preferences of the Series B Holders set forth herein may be waived or defeased by the affirmative consent or vote of the Series B Majority Holders.

Article 5 BOARD OF DIRECTORS

5.1. Number; Election

(a) The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

(b) As long as any shares of Series B Preferred Stock remain outstanding, holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect two directors (the “Series B Directors”). As long as any shares of Series A Preferred Stock remain outstanding, Series A Holders, voting as a separate class, shall also be entitled to elect two directors (the “Series A Directors,” and together with the Series B Directors, the “Preferred Directors”). The Common Holders and the holders of Preferred Stock, voting together as a single class shall be entitled to elect all other directors of the Corporation. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by a majority vote of the holders of that class or series of stock represented at the meeting or pursuant to written consent.

5.2.	Management of Business and Affairs of the Corporation; Location of Stockholders Meetings and Books and Records

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.

The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

5.3. Indemnification and Limitation of Liability

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of or any limitation of the liability of, or increase the liability of, a director, officer or agent of the Corporation existing at, or arising out of any acts or omissions of such director, officer or agent or other facts or incidents occurring prior to, the effective date of such amendment, repeal or modification.

Article 6 AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend, alter, change and repeal the bylaws of the Corporation.

Article 7 RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

Article 8 EXEMPTED PERSONS

To the fullest extent permitted by the DGCL, the Corporation acknowledges that: (i) each stockholder (subject to the proviso below) and each Preferred Director (each, an “Exempted Person”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries; provided, however, that this Article 8 shall not apply to Backbone Partners, LLC or stockholders who are also officers or employees of the Corporation or any subsidiary of the Corporation (other than officers affiliated with any Preferred Director) or who are permitted transferees of any such person.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ALARM.COM HOLDINGS, INC.

Alarm.com Holdings, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Alarm.com Holdings, Inc. The date of filing of the Corporation’s original Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware was January 27, 2009.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.1 of Article 4 thereof in its entirety and by substituting in lieu of said Section the following new Section 4.1:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Six Million Nine Hundred Ninety-One Thousand Ninety (106,991,090). One Hundred Million (100,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) (“Common Stock”) and Six Million Nine Hundred Ninety-One Thousand Ninety (6,991,090) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001) (“Preferred Stock”), of which Three Million Five Hundred Eleven Thousand Seven Hundred and Twenty-Five (3,511,725) shares shall be designated “Series A Preferred Stock,” One Million Eight Hundred Nine Thousand Six Hundred and Eighty-Five (1,809,685) shares shall be designated “Series B Preferred Stock,” and One Million Six Hundred Sixty-Nine Thousand Six Hundred and Eighty (1,669,680) shares shall be designated “Series B-1 Preferred Stock.”

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into nine (9) shares of Common Stock (the “Stock Split”). No fractional shares shall be issued in connection with the Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been converted, subject to the elimination of fractional share interests as described above.”

3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4.2.4(a) of Article 4 thereof in its entirety and by substituting in lieu of said Section the following new Section 4.2.4(a):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof (the “Electing Stockholder” and such option, the “Conversion Option”), at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable Common Shares (i) at, in connection with, or following an IPO (as defined below), with respect to a share of Series B Preferred Stock or Series B-1 Preferred Stock, as the case may be, as is determined by dividing the Original Issue Price of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, by the IPO Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (such conversion rate is referred to herein as the “IPO Conversion Rate”) and (ii) with respect to a share of Series A Preferred Stock, or (to the extent that clause (i) is not applicable) with respect to a share of Series B Preferred Stock or Series B-1 Preferred Stock, as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined) in effect at the time of conversion. Such conversion shall be effective as of the close of business on the date of receipt by the Corporation of a conversion election notice (a “Conversion Notice”) from the Electing Stockholders (the “Voluntary Conversion Date”) (unless the Conversion Notice describes the occurrence of an event upon which the exercise of the Conversion Option is contingent, in which case, the Voluntary Conversion Date shall be the date of such event). The Common Shares issuable upon conversion of the Preferred Stock covered by the Conversion Notice shall be deemed to be outstanding of record as of the Voluntary Conversion Date. That number of shares of Preferred Stock elected to be converted by the Electing Stockholders shall be referred to as the “Conversion Number.” The “Conversion Price” shall initially mean (i) in the case of the Series B Preferred Stock, $8.38222222 per share, (ii) in the case of the Series B-1 Preferred Stock, $8.38222222 per share, and (iii) in the case of the Series A Preferred Stock, $1.11111111 per share. Such initial Conversion Price (or IPO Conversion Price, if applicable), and the rate at which shares of Preferred Stock may be converted into Common Shares, shall be subject to adjustment as provided below. The Conversion Prices set forth above reflect, and include the effect of, the Stock Split,

4. This Certificate of Amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect

Signed on June 12, 2013

By:	/s/ Stephen Trundle
Name:	Stephen Trundle
Title:	Chief Executive Officer